UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2007

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

8720 Stony Point Parkway, Suite 200, Richmond, Virginia	23235
(Address of Principal Executive Offices)	(Zip Code)

(804) 565-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On February 21, 2007, the Board of Directors of Insmed Incorporated (the “Company”) committed to a business restructuring plan following the Company’s announcement of the Settlement, Development and License Agreement with Tercica, Inc. and Genentech, Inc, which laid out the terms for settlement of all of the outstanding litigation between the parties and includes an agreement that the Company will withdraw IPLEX from the short stature market. The restructure will eliminate the Company’s commercial department and downsize the Company’s manufacturing facility located Boulder, Colorado resulting in an immediate reduction of approximately 34% of the Company’s current workforce of 150. Employees who are affected by the restructuring have received notification of the plan and will be provided with severance payments. The Company expects to complete the restructuring plan by March 9, 2007 and that the restructure will allow its current cash reserves to fund operations into the fourth quarter of 2007. As of December 31, 2006 the Company had $24.1 million of cash on hand.

As a result of the restructuring plan, the Company estimates that it will incur a one-time restructuring charge in March 2007 of approximately $1.7 million for severance payments. The Company estimates that the $1.7 million represents the total amount of restructuring charge to be incurred including future cash expenditures. The charges that the Company expects to incur in relation to the restructuring plan are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Item 5.02	Departure of Directors or Principal Officers

As a result of the restructure, on March 7, 2007, the Company announced that Mr. Philip J. Young, Executive Vice President and Chief Business Officer will be leaving the company effective immediately.

Item 9.01.	Financial Statements and Exhibits

d) Exhibits.

99.1 Press Release, dated as of March 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated

Date: March 7, 2007
	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully C.G.A.,
	Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title
99.1	Press Release, dated March 7, 2007